Exhibit 99.2

Cipherloc Settles Litigation, Reclaims Additional Shares

AUSTIN, TX – January 20, 2021 – Cipherloc Corporation (OTCQB:CLOK) (“CipherLoc”), a developer of advanced encryption technology, today announced the return of 127,500 common shares and 1 million preferred shares, which were convertible into 1.5 million common shares, as part of a settlement with the estate of its previous Chief Financial Officer Pamela Thompson. As consideration in the settlement, Cipherloc agreed to pay $50,000.

“This settlement returns the equivalent of more than 1.6 million shares of Cipherloc’s common stock to the Company,” said David Chasteen, CEO of Cipherloc. “While we believe this return of shares improves the standing of our stockholders, we remain fully focused on revenue-generating sales activity as we continue to work with our partners and distributors to move Cipherloc’s software into the market.”

About Cipherloc Corporation (OTCQB: CLOK)

Cipherloc Corporation provides advanced technology and expertise to secure your data Cipherloc Corporation provides advanced technology and expertise to secure your data and safeguard your privacy with the speed you need today and the agility you’ll need tomorrow. Our patented Polymorphic Encryption technology provides a layer of security that is stronger, adaptable, and scalable across a variety of applications and systems. Learn more at www.cipherloc.net.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set forth in the Company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

Investor Contact:
Matt Kreps
Darrow Associates Investor Relations
214-597-8200
mkreps@darrowir.com